Exhibit 3.2

AMENDMENT

TO THE

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

MORINGA ACQUISTION CORP

August 18, 2023

RESOLVED, as special resolutions, that:

(i) Article 17.2 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“Class B Shares shall automatically convert into Class A Shares on a one-for-one basis (the “Initial Conversion Ratio”) (a) at any time and from time to time at the option of the holder thereof and (b) automatically concurrently with or immediately following the closing of the Business Combination.

(ii) Article 17.3 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“Notwithstanding the Initial Conversion Ratio, in the case that additional Class A Shares or any other Equity-linked Securities, are issued, or deemed issued, by the Company in excess of the amounts offered in the IPO and related to the consummation of a Business Combination, all Class B Shares in issue (and not otherwise previously converted into Class A Shares) shall automatically convert into Class A Shares at the time of the consummation of a Business Combination at a ratio for which the Class B Shares shall convert into Class A Shares will be adjusted (unless the holders of a majority of the Class B Shares in issue agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A Shares issuable upon conversion of all Class B Shares will equal, on an as-converted basis, in the aggregate, 20 per cent of the sum of all Class A Shares and Class B Shares (excluding any such Class B Shares that have otherwise previously been converted into Class A Shares) in issue upon completion of the IPO plus all Class A Shares and Equity-linked Securities issued or deemed issued in connection with a Business Combination (net of redemptions pursuant to Article 49 hereof), excluding any Shares or Equity-linked Securities issued, or to be issued, to any seller in a Business Combination and any Private Warrants issued to the Sponsor or its Affiliates or any Officers or Directors upon conversion of working capital loans made to the Company.”

(iii) Article 17.4 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“Notwithstanding anything to the contrary contained herein, the foregoing adjustment to the Initial Conversion Ratio may be waived as to any particular issuance or deemed issuance of additional Class A Shares or Equity-linked Securities by the written consent or agreement of holders of a majority of the Class B Shares then in issue (and not otherwise previously converted into Class A Shares) consenting or agreeing separately as a separate class in the manner provided in the Variation of Rights of Shares Article hereof.”

(iv) Article 17.5 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“The foregoing conversion ratio shall also be adjusted to account for any subdivision (by share subdivision, exchange, capitalisation, rights issue, reclassification, recapitalisation or otherwise) or combination (by share consolidation, exchange, reclassification, recapitalisation or otherwise) or similar reclassification or recapitalisation of the Class A Shares in issue into a greater or lesser number of Shares occurring after the original filing of the Articles without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalisation of the Class B Shares in issue (and not otherwise previously converted into Class A Shares).”

(v) Article 17.6 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“Each Class B Share shall convert into its pro rata number of Class A Shares pursuant to this Article. The pro rata share for each holder of Class B Shares will be determined as follows: each Class B Share shall convert into such number of Class A Shares as is equal to the product of 1 multiplied by a fraction, the numerator of which shall be the total number of Class A Shares into which all of the Class B Shares in issue (and not otherwise previously converted into Class A Shares) shall be converted pursuant to this Article and the denominator of which shall be the total number of Class B Shares in issue at the time of conversion and not otherwise previously converted into Class A Shares.”

(vi) Article 49.10 of the Articles of Association of the Company be deleted in its entirety and replaced as follows:

“Except in connection with the conversion of Class B Shares into Class A Shares pursuant to the Class B Ordinary Share Conversion Article hereof where the holders of such Shares have waived any right to receive funds from the Trust Fund, after the issue of Public Shares, and prior to the consummation of a Business Combination, the Company shall not issue additional Shares or any other securities that would entitle the holders thereof to:

(a)	receive funds from the Trust Account; or

(b)	vote as a class with Public Shares on a Business Combination.”